Prudential Government Money Market Fund, Inc.
Annual period ending: 7-31-16
File number: 811-02619



SUB-ITEM 77Q1(a)
Copies of Any Material Amendments to the Registrant's Charter or
By-laws



PRUDENTIAL MONEYMART ASSETS, INC.

ARTICLES OF AMENDMENT

    Prudential MoneyMart Assets, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

    FIRST: Article FIRST of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to:

Prudential Government Money Market Fund, Inc.

    SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

            THIRD:   These Articles of Amendment shall become
effective at 12:01 a.m. on March 30, 2016.

            FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-


    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested by its Assistant
Secretary this 18th day of March, 2016.

ATTEST:  PRUDENTIAL MONEYMART ASSETS, INC.


/s/ Amanda Ryan                   /s/ Scott E. Benjamin (SEAL)
Name:  Amanda Ryan                 Name: Scott E. Benjamin
Title:  Assistant Secretary        Title:  Vice President